Exhibit 5




                                       June 5, 1996



         Falcon Holding Group, L.P.
         10900 Wilshire Boulevard - 15th Floor
         Los Angeles, California 90024
              Attention:  Jon Lunsford

                   Re:  Credit Facilities Commitment Letter

         Ladies and Gentlemen:

              You have informed us that Falcon Holding Group, L.P. (the "Company") and its subsidiaries indicated as Restricted Subsid-iaries below would like to have Tranche A and Tranche B senior bank credit facilities of up to $750,000,000 (the "Credit Fa-cilities") in the aggregate available in order to refinance indebtedness under existing credit facilities and to finance capital expenditures, working capital and for other general business purposes. The borrowers under the Credit Facilities would be Falcon Cablevision, Falcon Cable Media, Falcon Tele-cable, Falcon Community Cable (including one of its subsid-iaries), Falcon First, Inc., Falcon Cable Systems Limited Part-nership or its successor entity and Falcon Telecom, L.P. (the "Restricted Subsidiaries").

              Based on our discussions and on the financial statements, projections and other information furnished by the Company to us, this letter evidences the commitment of each of The First National Bank of Boston ("Bank of Boston"), NationsBank of Texas, N.A. and its affiliates ("NationsBank") and Toronto-Dominion (Texas) Inc. ("Toronto-Dominion" and, together with Bank of Boston and NationsBank, the "Agents"), on a several (and not joint or joint and several) basis, and on the terms and conditions set forth or referred to herein, (a) to use rea-sonable efforts to form a group of lenders that will extend such Credit Facilities on the terms provided herein and for which Bank of Boston will act as managing agent and documenta-tion agent, NationsBank will act as syndication agent and Toronto-Dominion will act as administrative agent and (b) to each provide up to $150,000,000 of the proposed Credit Facili-ties as part of the group of lenders, subject to obtaining com-mitments from the other lenders to provide the balance of the Credit Facilities.

              Attached to this letter is an outline of the principal terms (the "Outline") of the proposed Credit Facilities. Terms that are not clear in the Outline are subject to the future





         mutual agreement of the parties. In particular, the Outline does not purport to include all of the conditions, covenants, representations, warranties, defaults, definitions and other terms that would be contained in the definitive documents for the transaction, all of which must be satisfactory in form and substance to the Agents and their counsel, to the other lenders and their counsel and to the Company and its counsel prior to proceeding with the proposed Credit Facilities.

              The proposed Credit Facilities are conditioned upon the factors set forth in the Outline, as well as the absence of (i) any material adverse change in the business, assets, financial condition, income or prospects of the Company and the Re-stricted Subsidiaries since the date of the last audited finan-cial statements furnished to the Agents, (ii) any material change in the ability of the Company and the Restricted Subsid-iaries to operate in accordance with the financial projections furnished to the Agents or to comply with the proposed finan-cial covenants, (iii) any material misstatements in or omis-sions from the materials that have previously been furnished by the Company to the Agents for the Agents, review and (iv) any material change in governmental regulation or policy affecting the Agents, the other lenders, the Company, the Restricted Sub-sidiaries or the proposed Credit Facilities. If, in the course of documenting the transaction and the Agents' continued analy-sis of financial and other information relating to the Company and the Restricted Subsidiaries, the Agents discover that any of the foregoing conditions will in their judgment not be met, the Agents reserve the right to terminate any obligation they may have with respect to the proposed Credit Facilities.

              Whether or not the transactions contemplated hereby are consummated, (A) the Company agrees to pay all fees and dis-bursements of the Agents' special counsel relating to the prep-aration of this letter and the proposed Credit Facilities docu-mentation and to the transactions contemplated hereby and thereby, and (B) the Company agrees to indemnify the respective Agents, their directors, officers and employees and each other entity, if any, who controls any of the Agents and to hold the Agents and such other entities harmless from and against all losses, claims, damages, liabilities and expenses (including expenses of litigation, discovery or preparation therefor) which the Agents or such other entities may incur or which may be asserted against the Agents or such other entities in con-nection with or arising out of the matters referred to herein, except for legal fees resulting from claims where the proposed indemnities was determined by a court of competent jurisdiction not to have acted in good faith.

              This letter sets forth our proposal with respect to the proposed Credit Facilities and shall be considered withdrawn if the Agents have not received the enclosed copy of this letter signed by the Company prior to June 14, 1996. If for any rea-son the Agents, the Company, the Restricted Subsidiaries and





         the proposed group of lenders have been unable to agree to de-finitive terms and conditions and enter into a definitive agreement prior to August 31, 1996, this proposal shall be con-sidered terminated (except as specifically set forth in the preceding paragraph).





              If the foregoing is in accordance with your understanding of out agreement, please sign this letter in the space indi-cated below and return it to Bank of Boston.

                                       Very truly yours,


                                       THE FIRST NATIONAL BANK OF BOSTON



                                       By: /s/ David B. Herter
                                           Title:  Director


                                       NATIONSBANK OF TEXAS, N.A.



                                       By: /s/ Douglas S. Stuart
                                           Title:  SVP



                                       TORONTO-DOMINION (TEXAS) INC.



                                       By: /s/ Peter J. Foley
                                           Title:  Managing Director


         The foregoing is agreed to:

         FALCON HOLDING GROUP, L.P.

         By FALCON HOLDING GROUP, INC.,
              General Partner



            By  /s/ Peter J. Foley
                Title:  V.P. Finance